Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-109410) of SINA Corporation of our report dated February 4, 2004, except for Note 17 which is as of February 24, 2004, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Beijing, China
March 15, 2004